Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

FDA GRANTS TYPE B MEETING TO BE HELD NOVEMBER 8, 2010 TO DISCUSS PHASE III PROTOCOLS FOR ANDROXAL®
 Repros® Submits Protocols and Requests Special Protocol Assessments
 for both Phase III Studies

THE WOODLANDS, Texas – September 30, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRX) today announced that the Company has been granted a Type B meeting to be held on November 8, 2010 with the Division of Reproductive and Urologic Products to review the Company’s Phase III pivotal efficacy protocols for Androxal® in the treatment of secondary hypogonadism.  Androxal is an oral drug that normalizes both testosterone and sperm levels.

The Phase III studies are designed to compare Androxal to a topical testosterone and placebo.  In a similarly designed small pilot study previously conducted by Repros, only Androxal resulted in consistent normalization of both testosterone and sperm counts in a majority of subjects.  In this population of men that previously used a topical testosterone, after three months of treatment, no men on testosterone or placebo exhibited normal concentrations for both measures.  Per FDA recommendation, benefit will be determined by “normalization of serum testosterone levels while preserving fertility.”

The proposed Phase III efficacy program is designed to have two trials with a total of 80 subjects enrolled in each study, randomized into four 20 subject arms.  The four arms are 12.5 and 25 mg Androxal, placebo and open label approved topical testosterone.  The Androxal and placebo arms will be double blind.  The topical testosterone will be used per manufacturers’ instructions.  Subjects will be dosed for three months.  The primary endpoint for the two studies is a responder analysis, with a responder being defined as an individual that exhibits a morning testosterone greater than 300 ng/dl and a total sperm count greater than 39 million sperm (or sperm concentration >15x106/ml) at the end of the three month dosing period.  The World Health Organization Laboratory Manual for the Examination of Human Semen, 5th Edition, has set the mean lower reference limits (5th percentiles) for semen characteristics of fertile men at 39x106 total sperm per ejaculate and a concentration of  15x106 sperm per ml.

The two studies will recruit related but different subjects.  The first study will recruit men that have been currently using a topical testosterone for at least three months.  These men will be required to stop taking their current topical testosterone for three weeks.  Based on one of the Company’s previously completed pilot studies, the Company believes this group of men will exhibit morning testosterone levels <250 ng/dl and sperm counts below 39x106 total sperm per ejaculate after the three week washout.

The second pivotal study will enroll men that are naïve to testosterone treatment or have not used topical testosterone for at least 6 months.  The men will be screened to ensure that their morning testosterone is <250 ng/dl (FDA recommendation).  Based on the previously completed study, the Company believes this group of men will exhibit sperm counts greater than 39x106 total sperm per ejaculate at baseline.

If results from previous studies are consistent with outcomes for the planned trials the Company believes the outcome from both studies will be the same.  At the end of the three month dosing period only Androxal administration will result in normalization of both testosterone and sperm counts in a majority of subjects.  Though these two pivotal studies for efficacy are small, Repros believes they are properly powered based on expected outcomes.  The Company engaged Dr. J. Richard Trout, Professor Emeritus Rutgers, biostatistician and consultant to the pharmaceutical industry, to assess the two study designs.  Based on previous experience suggesting the 12.5 mg dose of Androxal will exhibit a responder rate of 70% and topical testosterone will exhibit a responder rate of 15%, Dr. Trout opined that a study with 20 subjects per arm would be powered at the 80% level and should be more than adequate to demonstrate a statistically significant efficacy signal.  Comparing the higher 25 mg dose of Androxal, which exhibited a responder rate of roughly 85% to topical testosterone, the study is powered to an even greater degree.

In the briefing package, submitted along with the protocols, the Company also presented data to support both 12.5 and 25 mg doses as suitable for Phase III testing.  In September of 2004 the Company held an “end of Phase II” meeting with the FDA during which Repros presented data supporting the selection of the two doses for a study designed to assess the ability of Androxal to normalize morning testosterone in men with secondary hypogonadism.  The FDA took no issue with the dose selection but opined that testosterone as an endpoint was not suitable for a drug such as Androxal and that the Company would need to determine an additional clinically relevant outcome.  Male fertility is clinically relevant.  In general, men with secondary hypogonadism are fertile.  It is the treatment with exogenous testosterone that induces an infertile state due to suppression of important reproduction related pituitary hormones.  Therefore, in the case of Androxal, dose selection is based on the ability of the oral drug to normalize testosterone.

As part of the meeting the Company has asked if the Agency will be willing to review the two pivotal protocols under a Special Protocol Assessment (SPA).  The Company expects the FDA will likely request modifications to the two protocols before and if agreeing to SPA review.

It should be noted that even though Androxal may be proceeding to pivotal Phase III studies, the FDA will be reviewing the drug as a New Chemical Entity and as such Repros will be required to conduct large open label safety studies (100 subjects for a year and 300-600 subjects for six months) as well as special population and drug-drug interaction studies amongst others before a new drug application can be submitted.  Over 50 men have taken Androxal for over a year and over 100 men have been administered the drug for longer than 6 months.  In all previous studies Androxal has been generally well tolerated.

Repros expects to commence the Phase III studies early in 2011 and, depending on the rate of recruitment, to have reportable data from one of the studies near the end of that year.  The Company is presently exploring partnering and various financing options to fund the Androxal program.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.